COMPANY CONTACTS

Jeff Donnelly
Chief Financial Officer
(240) 744-1190

Briony Quinn
Senior Vice President
(240) 744-1196

FOR IMMEDIATE RELEASE

DIAMONDROCK HOSPITALITY ANNOUNCES UPDATE ON RECENT OPERATIONS

BETHESDA, Maryland, October 20, 2022 – DiamondRock Hospitality Company (the "Company") (NYSE: DRH) today provided an update on September 2022 operations, showing continued strong RevPAR growth both for the month and the third quarter. September RevPAR grew 43.5% and 9.8% compared to 2021 and 2019, respectively. Comparable total revenues for September were $93.4 million, an increase of 12.5% compared to 2019. For the third quarter, RevPAR grew 8.7% and total revenues increased 11.7% compared to 2019.

“DiamondRock is pleased to announce another record-setting quarter as the industry bounces back from the pandemic and consumers continue to spend on travel and experiences,” said Mark W. Brugger, President and Chief Executive Officer of the Company. “Our unique portfolio’s ability to deliver outstanding operating results, along with the enhanced balance sheet strength from the Company’s recently completed $1.2 billion bank facility, position DiamondRock to continue to be a leader in the lodging sector.”

Please visit https://investor.drhc.com/presentations to view the presentation with additional data on the Company’s current operating trends.

About the Company
DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in leisure destinations and top gateway markets. The Company currently owns 34 premium quality hotels with over 9,500 rooms. The Company has strategically positioned its hotels to be operated both under leading global brand families as well as unique boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.